As filed with the Securities and Exchange Commission on February 25, 2000
   -------------------------------------------------------------------------
                          Registration No. 333-_____
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------
                             ACNIELSEN CORPORATION
            (Exact name of Registrant as specified in its charter)

               Delaware                              06-1454128
   (State or other jurisdiction of        (I.R.S. Employer Identification
    incorporation or organization)                    Number)
                              177 Broad Street
                             Stamford, CT  06901
  (Address, including zip code, of Registrant's principal executive office)

                         Deferred Compensation Plan
                          (Full title of the Plan)
                                ------------
                               Earl H. Doppelt
                Executive Vice President and General Counsel
                              177 Broad Street
                             Stamford, CT  06901
                               (203) 961-3000
  (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

                                 Copies to:
                           Richard A. Garvey, Esq.
                         Simpson Thacher & Bartlett
                            425 Lexington Avenue
                        New York, New York 10017-3954
                               (212) 455-2000
                                ------------

                        CALCULATION OF REGISTRATION FEE
                                            Proposed
                                            Maximum    Proposed
                                            Offering    Maximum
                                 Amount     Price      Aggregate    Amount of
    Title of Securities to be    to be        Per      Offering    Registration
           Registered          Registered   Share      Price (a)       Fee
Deferred Compensation          5,000,000      100%    $5,000,000     $1,320
Obligations (b)

(a)  Estimated solely for the purpose of determining the registration fee.
(b) Deferred Compensations Obligations are unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Deferred Compensation Plan.

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

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by ACNielsen Corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Amended Annual Report on Form 10-K/A as filed on June 25, 1999.

        (b) The Company's Quarterly Reports on Forms 10-Q filed on May 13, 1999, August 11, 1999 and November 12, 1999.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        The securities being registered under this registration statement consist of Deferred Compensation Obligations (the "Obligation") under the terms of the ACNielsen Corporation Deferred Compensation Plan (the "Plan"). The Plan allows a select group of management or highly compensated employees (the "Participants") of the Company and its affiliates to defer the payment of a specified portion or amount of compensation in the form of base salary or incentive awards payable by the Company or its affiliates to a Participant. Capitalized terms used without definition herein have the meanings assigned in the Plan. A description of the Obligations follows.

     Subject to the provisions of the Plan, a Participant may elect to defer cash compensation or awards to be received from the Company or an affiliate. A Participant's deferrals will be credited to a Deferral Account. A Deferral

Account will be maintained solely as a bookkeeping entry by the Company to evidence the unfunded obligations of the Company or an affiliate. The Company and any affiliate may, in their sole discretion, credit notional contributions to one or more Company Accounts established on behalf of a Participant. A Company Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company or an affiliate. Amounts credited to a Deferral Account or Company Account shall be deemed to be invested, at the Participant's discretion, in one or more funds as may be specified from time to time by the Committee. The amounts of hypothetical income and appreciation and depreciation in value of a Deferral Account or a Company Account will be credited and debited to, or otherwise reflected in, such Deferred Account or Company Account from time to time. Unless otherwise determined by the Committee, amounts credited to a Deferral Account or Company Account shall be deemed invested in a hypothetical investment as of the date so credited. A Participant will become vested in the amount of any earnings credited to his or her account, and the amount of any Company notional contributions, in accordance with the applicable vesting schedule established under the Plan. Payments in settlement of a Deferred Account or a Company Account shall be made as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as may be directed by the Participant in his or her election. If a Participant has elected to receive installment payments, unpaid vested balances will continue to earn gains or losses based upon the performance of the investment vehicle(s) which such Participant has designated as his or her hypothetical investment(s). The Committee may set a minimum amount for each distribution of deferral and/or Company contributions. In the event of a Participant's death prior to the payment of all vested amounts remaining in his or her Deferral Accounts or Company Accounts, such amounts shall be paid to the Participant's designated Beneficiary in a single lump sum. The Committee may provide that vested amounts credited to a Participant's Deferral Accounts or Company Accounts may be paid out in a single lump sum in the event of a Change of Control, the termination of a Participant's employment with the Company or an affiliate or a termination of the Plan. The Company shall settle a Participant's Deferral Account(s) and vested Company Account(s), and discharge all of its obligations to pay deferred compensation under the Plan by payment of cash equal to the Fair Market Value of the vested hypothetical amounts credited to the applicable Deferral Account or Company Account.

     The Committee may, in its discretion, establish one or more Trusts and deposit therein cash or other property in amounts not exceeding the amount of the Company's obligations with respect to a Participant's Deferral Account or Company Account. The Committee may with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that without consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant's Deferral Accounts or Company Accounts.

     The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company, subject to the Committee's ability to make other or additional arrangements under the Plan. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of his or her Deferral Account and for his or her Company Account and neither the Company nor the Committee shall be liable or responsible therefor.

Item 5. Interests of Named Experts and Counsel

     None.

Item 6. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The Company's Restated Certificate of Incorporation provides that the Company shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Company's Restated Certificate of Incorporation also provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

     The indemnification rights conferred by the Restated Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following exhibits are filed as part of this Registration Statement:

4.1          ACNielsen Corporation Deferred Compensation Plan.

5.1 Opinion of Simpson Thacher & Bartlett as to the legality of the securities offered under the Plan.

23.1         Consent of Arthur Andersen LLP.

23.2         Consent of  Simpson  Thacher &  Bartlett  (included  in
             Exhibit 5.1 hereto).

24.1         Power of Attorney.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (except to the extent the information required to be included by clauses (i) or (ii) is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement);

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 23rd day of February, 2000.

                                     ACNIELSEN CORPORATION
                                           (Registrant)


                                     By   /s/ Earl H. Doppelt
                                        ----------------------
                                         Earl H. Doppelt
                                         Executive Vice President
                                         and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


           Signature                                       Title

*   Nicholas L. Trivisonno               Chairman, Chief Executive Officer and
----------------------------             Director (principal executive officer)
    Nicholas L. Trivisonno


*      Robert J. Chrenc                  Executive Vice President and Chief
----------------------------             Financial Officer (principal financial
       Robert J. Chrenc                  and accounting officer)


*       Robert H. Beeby                  Director
----------------------------
        Robert H. Beeby


*     Michael P. Connors                 Vice Chairman and Director
----------------------------
      Michael P. Connors


*      Donald W. Griffin                 Director
----------------------------
       Donald W. Griffin

*       Thomas C. Hays                   Director
----------------------------
        Thomas C. Hays


*     Karen L. Hendricks                 Director
----------------------------
      Karen L. Hendricks


*    Robert M. Hendrickson               Director
----------------------------
     Robert M. Hendrickson


*     Robert Holland, Jr.                Director
----------------------------
      Robert Holland, Jr.


*        John R. Meyer                   Director
----------------------------
         John R. Meyer


*     Brian B. Pemberton                 Director
----------------------------
      Brian B. Pemberton


*     Robert N. Thurston                 Director
----------------------------
      Robert N. Thurston





  By /s/ Earl S. Doppelt
       -------------------
       Attorney-in-fact
                                                            February 23, 2000

                               INDEX TO EXHIBITS


Exhibit                            Description
Number

4.1          ACNielsen Corporation Deferred Compensation Plan.

5.1 Opinion of Simpson Thacher & Bartlett as to the legality of the securities offered under the Plan.

23.1         Consent of Arthur Andersen LLP.

23.2         Consent of  Simpson  Thacher &  Bartlett  (included  in
             Exhibit 5.1 hereto).

24.1         Power of Attorney.































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